EXHIBIT 10.9

                      [Letterhead of Weiner's Stores, Inc.]


May 1, 1997

Mr. Raymond J. Miller
1323 Winrock Boulevard
Houston, Texas 77057

Dear Ray:

This letter sets forth the terms and conditions of the amendment to the February 24, 1995 agreement, as amended as of April 7, 1995 (collectively the "1995 Agreement") between Weiner's Stores, Inc., (the "Company") and you (the "Executive") concerning your employment as Chief Financial Officer and Vice President. Except as otherwise expressly set forth below, the terms and conditions set forth in the 1995 Agreement shall remain in full force and effect:

Section 2 of the 1995 Agreement shall be deleted and replaced with the following:

         2. The term of this agreement shall be for a period ending on January 31, 2000 (the "Term"), unless otherwise terminated by either party.

Section 3.1 of the 1995 Agreement shall be amended to add the following sentences at the end of that paragraph:

                  For the period from February 1, 1998 through January 31, 2000, the Base Salary shall be $220,000, unless otherwise increased by act of the Board of Directors.

Section 4.4 of the 1995 Agreement shall be amended to add the following at the end of that paragraph:

                (d) If during the four month period following the date of a
                    Change in Control, the Company: (i) assigns to the Executive duties inconsistent with his position in the Company as described in Section 1.1 above; or (ii) otherwise materially alters the nature of the Executive's responsibilities as described in Section 1.1, such actions shall constitute a termination of the Executive's employment by the Company other than for cause (as defined in Section 4.3) 30 days following the Company's receipt of written notice from the Executive of any allegation of (i) or (ii) above, and in the absence of the Company remedying the situation within 30 days from the date on which it receives such written notice from the Executive. In the event of a termination pursuant to the circumstances set forth in this Section 4.4(d), then, in lieu of any further payment of Base Salary or any other compensation for which provision is made in Section 3 herein, the Company shall pay the executive the greater of $200,000 or an amount equal to his then Base Salary. For purposes of this Section 4.4(d), (x) a "Change in Control" shall occur when any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes a beneficial owners (as such term is used in Rule 13d-3 under the Exchange Act) of more than 50 percent of the Voting Stock of the Company, except as may otherwise be provided for in a confirmed plan of reorganization, and (y) "Voting Stock" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

Section 4.4(a) and 4.4(b) of the 1995 Agreement shall be amended to substitute the word "Term" for "Initial Term".

This agreement shall become effective upon execution by both parties and delivery of a fully executed document to the Company.

If you agree that the above sets forth our agreement regarding the terms and conditions of the amendment to your 1995 Agreement, please sign and date this agreement in the spaces provided below and return it to me.

                                            Very truly yours,

                                            /s/ Herbert R. Douglas
                                            Herbert R. Douglas
                                            Chief Executive Officer

Accepted and Agreed:


/s/ Raymond J. Miller
--------------------------
Raymond J. Miller

Dated:5/1/95
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                                     Exhibit 10.9 - Page 2